Exhibit 10.13

Summary of Butler Manufacturing Long Term Incentive Plan

     The Long Term Incentive Plan (“LTIP” or “Plan”) is an additional component in our executive compensation package. It is designed to reward efforts for good financial results while enhancing the ability to earn long-term rewards. The objective of this Plan is to improve overall results, to balance short-term and long-term goals, tie pay to performance, pay competitively, and focus the senior management team on creating shareholder value.

     The LTIP is a long-term incentive plan. It is designed to reward with both stock ownership and cash to executives whose leadership create value and generate returns for shareholders. The Plan contemplates:

•	Annual stock option grants;

•	A performance measurement based on total business return; and

•	Three year performance period.

     Corporate Officers and Division Presidents are eligible to participate in the Plan. Participants who become eligible during a performance cycle will receive a prorated share of the awards.

PLAN COMPONENTS

     The LTIP has two components, annual stock option grants and a Long Term Cash Performance Plan (LTCPP).

     Annual Stock Option Grants

     Subject to stockholder approval of our 2002 Stock Incentive Plan at our annual meeting being held in April 2002, the Plan contemplates annual grants of stock options in order to promote stock ownership by executives. All stock option grants are subject to Board discretion and approval. Stock options will have a 10-year term.

     Long Term Cash Performance Plan (“LTCPP”)

     The goal of the LTCPP is to reward executives for value creation with Butler. We chose “total business return” on company wide results to be our method of measuring value creation. Total business return is a function of three variables: investment, NOPAT (net operating profit after tax), and the cost of capital. We calculate total business return by (i) dividing changes in net operating profit after taxes by the weighted average cost of capital (ii) adding free cash flow for the three year period and (iii) dividing the result by beginning investment levels. As a benchmark, our total business return for the three years ended December 31, 2000 was 32%.

     The LTCPP contemplates three year performance cycles, each cycle commencing at the beginning of each year, the first of which began on January 1, 2001. At the beginning of each cycle, the Board’s Compensation Committee will establish threshold, target and maximum total business return performance standards upon which awards will be based and the dollar amount of the award to be paid at the target level for each executive officer participating in the LTCPP. At the end of each three year performance period, actual awards will be determined as a percentage of the target awards, based on Butler’s three year total business return. Awards will be paid in cash, subject to withholding, and we expect executives to use one third of any award to purchase Company stock.

     If a participant’s employment ends due to:

•	Death, retirement, permanent disability — The executive and his or her beneficiary may be paid the portion of the LTCPP award covering the time of the performance period that he or she was actively employed, at the discretion of the Board Compensation and Benefits Committee.

•	Termination (voluntary or involuntary) — The executive forfeits any unpaid LTCPP award amounts.

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